Exhibit 10.3
This document contains your Award Agreement under the Bank of America Corporation 2003 Key Associate Stock Plan.
What you need to do
1.	Review the Award Agreement to ensure you understand its provisions. With each award you receive, provisions of your Award Agreement may change so it is important to review your Award Agreement.

2.	Print the Award Agreement and file it with your important papers.

3.	Accept your Award Agreement through the online acceptance process.*

4.	Designate your beneficiary on the Benefits OnLine®Beneficiary tab.

5.	Review your applicable competitor list, which can be found on Flagscape® under Benefits & Pay / Pay & Timekeeping / Stock and Long-Term Cash.

*	If you do not accept your Award Agreement through the online acceptance process by November 15, 2011, or such other date that may be communicated, Bank of America will automatically accept the Award Agreement on your behalf.
2003 KEY ASSOCIATE STOCK PLAN
PERFORMANCE CONTINGENT RESTRICTED STOCK UNITS
AWARD AGREEMENT
Granted To :
Grant Date :
Grant Type :
Number Granted :
Note: The number of Restricted Stock Units is based on a “divisor price” of $XX.XX which is the ten-day average closing price of Bank of America Corporation common stock for the ten business days immediately preceding and including February 15, 2011.
This Performance Contingent Restricted Stock Units Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an associate of Bank of America or one of its Subsidiaries.
Bank of America sponsors the Bank of America Corporation 2003 Key Associate Stock Plan (the “Stock Plan”). A Prospectus describing the Stock Plan has been delivered to you. The Stock Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Stock Plan shall have the meanings given to them in the Stock Plan, as modified herein (if applicable).
The Restricted Stock Units covered by this Agreement are being awarded to you with respect to Performance Year 2010, subject to the following terms and provisions.
1. Subject to the terms and conditions of the Stock Plan and this Agreement, Bank of America awards to you the number of Restricted Stock Units shown above. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one (1) share of Bank of America common stock.
2. You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Stock Plan and this Agreement.
3. The Restricted Stock Units covered by this Award shall become earned by, and payable to, you in the amounts and on the dates shown on the enclosed Exhibit A.
4. If a cash dividend is paid with respect to Bank of America common stock, a cash dividend equivalent equal to the total cash dividend you would have received had your Restricted Stock Units been actual shares of Bank of America common stock will be accumulated and paid in cash through payroll when the Restricted Stock Units become earned and payable. Dividend equivalents are credited with interest at the three-year constant maturity Treasury rate in effect on the date of grant until the payment date.
5. To the extent this Award is paid in shares of Bank of America common stock, you agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws as determined by Bank of America as a condition precedent to the delivery of any shares of Bank of America common stock pursuant to this Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that (i) you will not distribute or resell any of said shares in violation of the Securities Act of 1933, as amended, (ii) you will indemnify and hold Bank of America harmless against all liability for any such violation and (iii) you will accept all liability for any such violation.
6. You agree that the Award covered by this Agreement is subject to the Incentive Compensation Recoupment Policy set forth in the Bank of America Corporate Governance Guidelines. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that you have engaged in Detrimental Conduct or engaged in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Ethics that would undermine the long-term performance incentives created by the Award, Bank of America will be entitled to recover from you in its sole discretion some or all of the shares of Bank of America common stock (and any related dividend equivalents) paid to you pursuant to this Agreement. You recognize that if you engage in Detrimental Conduct or any hedging or derivative transactions involving Bank of America common stock, the losses to Bank of America and/or its Subsidiaries may amount to the full value of any shares of Bank of America common stock (and any related dividend equivalents) and any cash paid to you pursuant to this Agreement. In addition, Awards are subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by Bank of America to implement such requirements, all to the extent determined by Bank of America in its discretion to be applicable to you.

7. You may designate a beneficiary to receive payment in connection with the Restricted Stock Units awarded hereunder in the event of your death while in service with Bank of America or its Subsidiaries in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.
8. The existence of this Award shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Bank of America common stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
9. Bank of America may, in its sole discretion, decide to deliver any documents related to this grant or future Awards that may be granted under the Stock Plan by electronic means or request your consent to participate in the Stock Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Stock Plan through an on-line or electronic system established and maintained by Bank of America or another third party designated by Bank of America.
Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.
10. Regardless of any action Bank of America or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and may exceed the amount actually withheld by Bank of America or your employer. You further acknowledge that Bank of America and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Stock Units, including the grant and vesting of the Restricted Stock Units, the subsequent sale of Shares acquired upon the vesting of the Restricted Stock Units and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items. Further, if you have become subject to the Tax-Related Items in connection with the Award in more than one jurisdiction, you acknowledge that Bank of America or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In the event Bank of America determines that it and/or your employer must withhold any Tax-Related Items as a result of your participation in the Stock Plan, you agree as a condition of the grant of the Restricted Stock Units to make arrangements satisfactory to Bank of America and/or your employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Restricted

Stock Units. In addition, you authorize Bank of America and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to, withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you, withholding Tax-Related Items from the cash proceeds, if any, received upon any sale of any Shares received in payment for your Restricted Stock Units and, at the time of payment, withholding Shares sufficient to meet minimum withholding obligations for Tax-Related Items. Bank of America may refuse to pay any earned Restricted Stock Units if you fail to comply with any withholding obligation.
11. The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, as provided in the Stock Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this grant is made and/or to be performed, and no other courts.
12. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding the Restricted Stock Units. Any prior agreements, commitments or negotiations concerning the Restricted Stock Units are superseded. Subject to the terms of the Stock Plan, this Agreement may only be amended by a written instrument signed by both parties.
13. If you move to any country outside of the United States during the term of your Award, additional terms and conditions may apply to your Award. Bank of America reserves the right to impose other requirements on the Award to the extent Bank of America determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Exhibit A
Bank of America Corporation
2003 Key Associate Stock Plan
     PAYMENT OF PERFORMANCE CONTINGENT RESTRICTED STOCK UNITS
     (a) PERFORMANCE-BASED VESTING SCHEDULE AND SETTLEMENT DATES.
          (i) Performance Vesting Schedule and Settlement Dates. Subject to the additional conditions set forth in paragraph (a)(iv) below, the number of Restricted Stock Units that are earned for a Performance Period equals (A) the total number of Restricted Stock Units granted times (B) the percentage earned in accordance with the following table, rounded down to the next whole unit and reduced by the number of Restricted Stock Units earned for any prior Performance Period.
     [APPLICABLE PERFORMANCE VESTING METRIC REQUIREMENTS]
          (ii) Annual Determinations. The determination as to whether, and the extent to which, the performance vesting requirements of this paragraph (a) have been satisfied for any Performance Period ending during a calendar year shall be made as soon as practicable after the end of the calendar year, and such results must be certified in writing by the Committee before settlement.
          (iii) Settlement Dates. The “Settlement Date” for any portion of the Award that satisfies the performance vesting requirements under this paragraph (a) during a calendar year shall be [APPLICABLE SETTLEMENT DATE]. On the applicable Settlement Date, to the extent earned:
               (A) ____% of the Restricted Stock Units (rounded down to the next whole unit) shall be paid in cash in an amount equal to the number of such Restricted Stock Units payable in cash times the Fair Market Value of one (1) share of Bank of America common stock as of the applicable Settlement Date, and
               (B) the remaining Restricted Stock Units payable as of such Settlement Date shall be settled by issuing one (1) share of Bank of America common stock for each Restricted Stock Unit that is payable; provided, however, that the earliest Settlement Date for any portion of the Award to be settled in shares shall be ________________.
Settlement shall occur as soon as administratively practicable after the applicable Settlement Date, generally within 30 days.
          (iv) Additional Conditions. For any portion of the Award payable as of a Settlement Date, you must remain employed with Bank of America and its Subsidiaries through such Settlement Date except as otherwise provided in paragraphs (b) and (c) below. In addition, payment as of each Settlement Date is subject to your complying with the covenants set forth in paragraph (d) below and the additional performance condition set forth in paragraph (e) below.
     (b) IMPACT OF TERMINATION OF EMPLOYMENT ON RESTRICTED STOCK UNITS. If your employment with Bank of America and its Subsidiaries terminates prior to a Settlement Date, then (A) any Restricted Stock Units otherwise payable as of such Settlement Date plus (B) any other Restricted Stock Units that have not yet satisfied the performance vesting requirements of paragraph (a) above as of such Settlement Date (collectively, the “Unearned Restricted Stock Units”) (together with any related dividend equivalents) shall become earned and payable or be canceled depending on the reason for termination as follows.
          (i) Death. Any Unearned Restricted Stock Units (and any related dividend equivalents) shall become immediately earned and payable as of the date of your termination of employment if your termination is due to death. Payment shall be in the same form of payment as specified in paragraph (a)(iii) above, but with the cash portion based on the Fair Market Value of Bank of America common stock as of the date of your termination. Payment will be made as soon as administratively practicable, generally within 30 days after notification of termination from the payroll system.
          (ii) Disability. If your employment is terminated by Bank of America or its Subsidiaries due to Disability, then your Unearned Restricted Stock Units (and any related dividend equivalents) shall continue to become earned and payable in accordance with paragraph (a) above (without regard to whether you are employed by Bank of America and its Subsidiaries as of each applicable Settlement Date), subject to your complying with the covenants set forth in paragraph (d) below and to the additional performance condition set forth in paragraph (e) below.
          (iii) Termination by Bank of America With Cause. If your employment is terminated by Bank of America or its Subsidiaries with Cause, then any Unearned Restricted Stock Units (and any related dividend equivalents) shall be immediately canceled as of the date of your termination of employment.
          (iv) Change in Control. Notwithstanding anything in this Agreement to the contrary, if (A) a Change in Control occurs and (B) on or after the Change in Control and on or before the second anniversary of the Change in Control either (1) your employment is terminated by Bank of America or its Subsidiaries without Cause or (2) you terminate your employment with Bank of America or its Subsidiaries for Good Reason, then any Unearned Restricted Stock Units (and any related dividend equivalents) shall become immediately earned as of the date of such termination and shall be payable as of the immediately following Settlement Date (in the same form of payment as specified in paragraph (a)(iii) above), without regard to the covenants set forth in paragraph (d) below or the additional performance condition set forth in paragraph (e) below.
          (v) All Other Terminations. In case of All Other Terminations, unless you have attained the Rule of 60 as described below, any Unearned Restricted Stock Units (and any related dividend equivalents) shall be immediately canceled as of the date of your termination of employment. [For Mr. Montag: Notwithstanding the foregoing or any other provision herein to the contrary, in accordance with the terms of your offer letter dated May 1, 2008, if your employment is terminated by Bank of America without “Cause” or you terminate your employment for “Good Reason” (as such terms are defined in your offer letter), then your

Unearned Restricted Stock Units (and any related dividend equivalents) shall continue to become earned and payable in accordance with paragraph (a) above (without regard to whether you are employed by Bank of America and its Subsidiaries as of each applicable Settlement Date), subject to your complying with the covenants set forth in paragraph (d) below and to the additional performance condition set forth in paragraph (e) below.]
     (c) RULE OF 60. If your employment terminates for any reason other than death, Disability, Cause or in connection with a Change in Control as described in paragraph (b)(iv) above after you have attained the Rule of 60, then any Unearned Restricted Stock Units (and any related dividend equivalents) shall continue to become earned and payable in accordance with paragraph (a) above (without regard to whether you are employed by Bank of America and its Subsidiaries as of each applicable Settlement Date) subject to the performance condition in paragraph (e) below, provided that (i) to the extent permissible under applicable law, you do not engage in Competition during such period, (ii) you comply with the covenants described in paragraph (d) below and (iii) prior to each applicable Settlement Date, you provide Bank of America with a written certification that you have not engaged in Competition to the extent the Competition restriction in (i) above is applicable. To be effective, such certification must be provided on such form, at such time and pursuant to such procedures as Bank of America shall establish from time to time. If Bank of America determines in its reasonable business judgment that you have failed to satisfy any of the foregoing requirements, then any Unearned Restricted Stock Units (and any related dividend equivalents) shall be immediately canceled as of the date of such determination. In addition, from time to time following your termination of employment after having attained the Rule of 60, Bank of America may require you to further certify that you are not engaging in Competition, and if you fail to fully cooperate with any such requirement Bank of America may determine that you are engaging in Competition.
     (d) COVENANTS.
          (i) Non-Solicitation. You agree that during any period in which Restricted Stock Units (and any related dividend equivalents) remain payable, (A) you will not directly or indirectly solicit or recruit for employment or encourage to leave employment with Bank of America or its Subsidiaries, on your own behalf or on behalf of any other person or entity other than Bank of America or its Subsidiaries, any person who is an associate of Bank of America and its Subsidiaries and (B) to the extent permissible under applicable law, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity other than Bank of America or its Subsidiaries, solicit any client or customer of Bank of America and its Subsidiaries which you actively solicited or with whom you worked or otherwise had material contact in the course of your employment with Bank of America and its Subsidiaries.
          (ii) Detrimental Conduct. You agree that during any period in which Restricted Stock Units (and any related dividend equivalents) remain payable, you will not engage in Detrimental Conduct.
          (iii) Hedging or Derivative Transactions. You agree that during any period in which Restricted Stock Units (and any related dividend equivalents) remain payable, you will not engage in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Ethics that would undermine the long-term performance incentive created by the Restricted Stock Units.
          (iv) Remedies. Payment of the Restricted Stock Units (and any related dividend equivalents) on any Settlement Date is specifically conditioned on the requirement that at all times prior to the Settlement Date, you do not engage in solicitation, Detrimental Conduct or hedging or derivative transactions, as described in paragraphs (d)(i), (ii) and (iii), during such period. If Bank of America determines in its reasonable business judgment that you have failed to satisfy such requirements, then any Unearned Restricted Stock Units (and any related dividend equivalents) as of the date of such determination shall be canceled as of such date of determination.
     (e) PERFORMANCE CONDITION. In order to encourage sustainable, long-term performance, payment of the Restricted Stock Units on any Settlement Date is specifically conditioned on Bank of America or its lines of business remaining profitable during the calendar year preceding the applicable Settlement Date. If a loss is determined to have occurred:
          (i) with respect to Bank of America, if you are the Chief Executive Officer, Chief Financial Officer, any Chief Executive Officer direct report who does not lead a line of business or who is part of a key control function (such as audit, compliance, human resources, legal, risk, etc.); or
          (ii) with respect to Bank of America or the applicable line of business, if you lead a line of business;
then your accountability for such loss will be determined, taking into account such factors as (i) the magnitude of the loss (including positive or negative variance from plan), (ii) your degree of involvement (including such factors as your current or former leadership role with respect to Bank of America or line of business, and the degree to which you were involved in decisions that are determined to have contributed to the loss), (iii) your performance and (iv) such other factors as deemed appropriate. The Committee, together with key control functions, will review losses and your accountability. The Committee will then make a final determination to either take no action or to cancel all or a portion of the Restricted Stock Units otherwise payable as of the applicable Settlement Date. All such determinations will be final and binding.
     (f) DEFINITIONS. For purposes hereof, the following terms shall have the following meanings.
          All Other Terminations means any termination of your employment with Bank of America and its Subsidiaries prior to your having attained the Rule of 60, whether initiated by you or your employer, other than (i) a termination due to your death or Disability, (ii) a termination with Cause and (iii) a termination in connection with a Change in Control as described in paragraph (b)(iv) above.
          Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony or a crime of comparable magnitude under applicable law (as determined by Bank of America in its sole discretion); (iii) committed an act or omission which causes you or Bank of America or its Subsidiaries to be in violation of federal or state securities laws, rules or regulations and/or the rules of any exchange or association of which Bank of America or its Subsidiaries is a member, including statutory disqualification; (iv) failed to perform your job duties, which Bank of America views as being material to your position and the overall business of Bank of America and its Subsidiaries under circumstances where such failure is detrimental to Bank of America or any Subsidiary, or to Bank of America’s or such Subsidiary’s business interests or reputation; (v) materially breached any written policy applicable to associates of Bank of America and its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.
          Competition means your being engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent or otherwise, with a business entity that is designated as a “Competitive Business” as of the date of your termination of employment. Bank of America shall communicate such list to you.
          Detrimental Conduct means (i) any conduct that would constitute Cause or (ii) any one of the following: (A) any act or omission by you resulting or intended to result in personal gain at the expense of Bank of America or its Subsidiaries; (B) the improper disclosure by you of proprietary, privileged or confidential information of Bank of America or its Subsidiaries or a client or former client of Bank of America or its Subsidiaries or breach of a fiduciary duty owed to Bank of America or its Subsidiaries or a client or former client of Bank of America or its Subsidiaries; (C) improper conduct by you including, but not limited to, fraud, unethical conduct, falsification of the records of Bank of America or its Subsidiaries, unauthorized removal of property or information of Bank of America or its Subsidiaries, intentional violation or negligent disregard for Bank of America’s or its Subsidiaries’ policies, rules and procedures, insubordination, theft, violent acts or threats of violence, unauthorized possession of controlled substances on the property of Bank of America or its Subsidiaries, conduct causing reputational harm to Bank of America or its Subsidiaries or a client of Bank of America or its Subsidiaries, or the use of the property, facilities or services of Bank of America or its Subsidiaries for unauthorized or illegal purposes; (D) the performance by you of your employment duties in a manner deemed by Bank of America or its Subsidiaries to be grossly negligent; (E) the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject Bank of America or its Subsidiaries to public ridicule or embarrassment; or (F) you taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to Bank of America or its Subsidiaries during or after the performance year.
          Disability is as defined in the Stock Plan.
          Good Reason means, provided that you have complied with the Good Reason Process, the occurrence of any of the following events without your consent: (i) a material diminution in your responsibility, authority or duty; (ii) a material diminution in your base salary except for across-the-board salary reductions based on Bank of America and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of Bank of America and its Subsidiaries; or (iii) the relocation of the office at which you were principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or your being required to be based anywhere other than such office, except to the extent you were not previously assigned to a principal location and except for required travel on your employer’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control.

          Good Reason Process means that (i) you reasonably determine in good faith that a Good Reason condition has occurred; (ii) you notify Bank of America and its Subsidiaries in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) you cooperate in good faith with Bank of America and its Subsidiaries’ efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your employment for Good Reason within sixty (60) days after the end of the Cure Period. If Bank of America or its Subsidiaries cures the Good Reason condition during the Cure Period, and you terminate your employment with Bank of America and its Subsidiaries due to such condition (notwithstanding its cure), then you will not be deemed to have terminated your employment for Good Reason.
          Performance Period means [APPLICABLE PERFORMANCE PERIOD].
          [DEFINITION OF APPLICABLE PERFORMANCE METRIC].
          Rule of 60 means, as of the date of your termination of employment with Bank of America and its Subsidiaries, you have (i) a length of service of at least ten (10) years and (ii) attained a combined age and years of service equal to at least sixty (60). Your length of service will be determined by your employer, and, in that regard, if you participate in a tax-qualified pension plan sponsored by Bank of America or its Subsidiaries, your length of service shall be your “Vesting Service” under the tax-qualified pension plan in which you participate. [For Mr. Noski: Notwithstanding the foregoing, you shall be deemed to have satisfied the Rule of 60 as of the date you attain age 60.] [For Mr. Montag: Notwithstanding the foregoing, you shall be deemed to have satisfied the Rule of 60 as of the third anniversary of your date of hire.]
IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.
Brian T. Moynihan
Chief Executive Officer and President